Registration No. 333-

AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION NOVEMBER 8, 2010

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARCH CHEMICALS, INC.

(Exact name of registrant as specified in its charter)

Virginia	06-1526315
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

501 Merritt 7 Norwalk, CT	06851
(Address of Principal Executive Offices)	(Zip Code)

Arch Chemicals, Inc. Employee Deferral Plan

Arch Chemicals, Inc. Supplemental Contributing Employee Ownership Plan

(Full title of the plan)

Joseph P. Lacerenza

Secretary

Arch Chemicals, Inc.

501 Merritt 7

Norwalk, CT 06851

(Name and address of agent for service)

203.229.3729

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☑ Large accelerated filer	☐ Accelerated filer
☐ Non-accelerated filer (Do not check if a smaller reporting company)	☐ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations(1)	$5,000,000(1)	100%	$5,000,000	$356.50
Deferred Compensation Obligations(2)	$5,000,000(2)	100%	$5,000,000	$356.50

(1)	The deferred compensation obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the Arch Chemicals, Inc. Employee Deferral Plan (the “EDP”).
(2)	The deferred compensation obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the Arch Chemicals, Inc. Supplemental Contributing Employee Ownership Plan (the “SCEOP”).

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of the Registration Statement on Form S-8 to be contained in the Section 10(a) prospectus is omitted from this filing in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of the Registration Statement on Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been previously filed with the Securities and Exchange Commission (the “Commission”) by the Company, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Commission on February 19, 2010 (File No. 001-14601);

(b)	the Company’s Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2010, filed with the Commission on May 7, 2010, the Company’s Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2010, filed with the Commission on August 5, 2010 and the Company’s Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2010, filed with the Commission on November 4, 2010; and

(c)	the Company’s Current Reports on Form 8-K, filed with the Commission on February 4, 2010 (excluding any information furnished under Item 2.02 thereof), February 23, 2010 (excluding any information furnished under Item 7.01 thereof), April 6, 2010 (excluding any information furnished under Item 7.01 thereof), May 6, 2010 (excluding any information furnished under Item 2.02 thereof), May 6, 2010, May 7, 2010, August 4, 2010 (excluding any information furnished under Item 2.02 thereof), August 24, 2010, September 9, 2010 (excluding any information furnished under Item 7.01 thereof), October 7, 2010, November 2, 2010 (excluding any information furnished under Item 2.02 thereof) and November 5, 2010.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

The securities being registered pursuant to the EDP represent obligations (“EDP Obligations”) of the Company to pay deferred compensation in the future in accordance with the terms of the EDP, which is filed as Exhibit 4.1 to this Registration Statement. Eligible employees of the Company are entitled to defer receipt of certain compensation into the EDP. The EDP Obligations are general unsecured obligations of the Company subject to the claims of its general creditors. The plan is considered entirely unfunded for tax purposes.

The amount of compensation to be deferred by each participating eligible employee (individually, a “Participant” and collectively, the “Participants”) is determined in accordance with the EDP based on elections by each Participant. Under the EDP, amounts credited to a Participant’s account are credited with deemed investment returns equal to the experience of certain investment funds offered under the EDP and selected by the Participant. The EDP Obligations are generally payable upon a date or dates selected by the Participant under the EDP subject to certain exceptions for an Unforeseeable Emergency (as defined in the EDP) or certain terminations of employment. The EDP Obligations usually are payable in cash in the form of a lump-sum distribution or in installments, at the election of the Participant, in accordance with the terms of the EDP.

A Participant may designate one or more beneficiaries to receive any portion of the EDP Obligations payable in the event of death. Participants or beneficiaries may not alienate, sell, transfer, assign or otherwise dispose of any right or interest in the EDP. The Company reserves the right to amend or terminate the EDP.

The securities being registered pursuant to the SCEOP represent obligations (“SCEOP Obligations”) of the Company to pay deferred compensation in the future in accordance with the terms of the SCEOP, which is filed as Exhibit 4.2 to this Registration Statement. Eligible employees of the Company are entitled to defer receipt of certain compensation into the SCEOP. The SCEOP Obligations are general unsecured obligations of the Company subject to the claims of its general creditors. The plan is considered entirely unfunded for tax purposes.

The amount of compensation to be deferred by each Participant is determined in accordance with the SCEOP based on elections by each Participant. Under the SCEOP, amounts credited to a Participant’s account are credited with deemed investment returns equal to the experience of certain investment funds offered under the SCEOP and selected by the Participant. The SCEOP Obligations also include matching contributions made by the Company in accordance with the terms of the SCEOP. The SCEOP Obligations are generally payable upon a termination of employment or a Participant’s death, subject to certain exceptions for an Unforeseeable Emergency (as defined in the SCEOP). The Obligations are payable in cash in the form of a lump-sum distribution or in installments, at the election of the Participant, in accordance with the terms of the SCEOP.

A Participant may designate one or more beneficiaries to receive any portion of the SCEOP Obligations payable in the event of death. Participants or beneficiaries may not alienate, sell, transfer, assign or otherwise dispose of any right or interest in the SCEOP. The Company reserves the right to amend or terminate the SCEOP.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 13.1-697 et seq of the Virginia Stock Corporation Act (the “VSCA”) provides that a Virginia corporation generally may indemnify its directors and officers against liability in civil or criminal actions if the individual conducted himself or herself in good faith and believed (i) in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the best interests of the corporation, or that his or her conduct was at least not opposed to the best interests of the corporation in all other cases, and (ii) in the case of any criminal proceeding, that he or she had no reasonable cause to believe that his or her conduct was unlawful. The corporation is required to indemnify a director or officer who entirely prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the corporation against reasonable expenses incurred in connection with the proceeding. The corporation is permitted, to the extent authorized in its articles of incorporation or in a bylaw or resolution adopted by its shareholders, to make any further indemnity to any director or officer, except an indemnity against his or her willful misconduct or a knowing violation of the criminal law. The corporation may, before final disposition of a proceeding, advance to a director or officer amounts to pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding provided certain conditions are met. The corporation may also purchase and maintain insurance on behalf of an individual who is a director or officer of the corporation against liability asserted against or incurred by such director or officer in his or her capacity as such or arising from his or her status as such.

As permitted by the VSCA, Article VI of the Company’s Amended and Restated Articles of Incorporation (the “Articles”) provides that every person who is or was a director or officer of the Company, or who, at the request of the Company, serves or has served in any such capacity with another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise shall be indemnified by the Company against any and all liability and reasonable expense that may be incurred by him or her in connection with or resulting from any claim, action or proceeding (whether brought in the right of the Company or any such other corporation, entity, plan or otherwise), in which he or she may become involved, as a party or otherwise, by reason of his or her being or having been a director or officer of the Company, or such other corporation, entity or plan while serving at the request of the Company, whether or not he or she continues to be such at the time such liability or expense is incurred, unless such person engaged in willful misconduct or a knowing violation of the criminal law. In addition, Article VI of the Articles provides that the Company shall, before final disposition of a proceeding, advance to a director or officer amounts to pay for or reimburse the reasonable expenses incurred by a director or officer who is party to a proceeding provided certain conditions are met.

Article VI of the Articles includes a provision, as permitted by Section 13.1-692.1 of the VSCA, that eliminates the liability of any director or officer to the Company or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

Directors and officers of the Company are insured, subject to certain exclusions and limits and to the extent not otherwise indemnified by the Company, against loss (including expenses incurred in the defense of actions, suits and proceedings in connection therewith) arising from any breach of duty, neglect, error, misstatement, misleading statement, omission or other act made or performed in their capacity as directors and officers. The policies also reimburse the Company for liability incurred in connection with the indemnification of its directors and officers for claims against them in their capacities as such, subject to the terms, conditions, and exclusions of such policies. In addition, directors, officers and other employees of the Company who may be “fiduciaries” as that term is used in the Employee Retirement Income Security Act of 1974 are insured with respect to liabilities under such Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibits

4.1	Employee Deferral Plan, amended and restated as of January 1, 2009, incorporated herein by reference to Exhibit 10.13 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

4.2	Supplemental Contributing Employee Ownership Plan, amended and restated as of January 1, 2009, incorporated herein by reference to Exhibit 10.10 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

5.1	Opinion of Hunton & Williams LLP.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Hunton & Williams LLP (included in the opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included on signature page to this Registration Statement).

Item 9.	Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on the 28th day of October, 2010.

ARCH CHEMICALS, INC.

By:	/s/ Michael E. Campbell
Name:	Michael E. Campbell
Title:	Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael E. Campbell, Steven C. Giuliano and Sarah A. O’Connor, and each of them (with full power to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, of and supplements to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto any such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of their respective substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael E. Campbell Michael E. Campbell	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	October 28, 2010

/s/ Steven C. Giuliano Steven C. Giuliano	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	October 28, 2010

/s/ Meghan DeMasi Meghan DeMasi	Controller (Principal Accounting Officer)	October 28, 2010

/s/ Richard E. Cavanagh Richard E. Cavanagh	Director	October 28, 2010

/s/ David Lilley David Lilley	Director	October 28, 2010

/s/ William H. Powell William H. Powell	Director	October 28, 2010

Daniel S. Sanders	Director

/s/ Janice J. Teal Janice J. Teal	Director	October 28, 2010

/s/ Douglas J. Wetmore Douglas J. Wetmore	Director	October 28, 2010

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibits

4.1	Employee Deferral Plan, amended and restated as of January 1, 2009, incorporated herein by reference to Exhibit 10.13 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

4.2	Supplemental Contributing Employee Ownership Plan, amended and restated as of January 1, 2009, incorporated herein by reference to Exhibit 10.10 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

5.1	Opinion of Hunton & Williams LLP.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Hunton & Williams LLP (included in the opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included on signature page to this Registration Statement).